Exhibit 99.1

Eagle Bulk Shipping Inc. Reports First Quarter 2012 Results

NEW YORK, NY, May 9, 2012 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the first quarter ended March 31, 2012.

For the First Quarter:
•
Net reported loss of $17.4 million or $0.28 per share (based on a weighted average of 63,003,286 diluted shares outstanding for the quarter), compared to net loss of $5.8 million, or $0.09 per share, for the comparable quarter in 2011.

•
Net revenues of $52.6 million, compared to $86.7 million for the comparable quarter in 2011. Gross time charter and freight revenues of $54.8 million, compared to $90.4 million for the comparable quarter in 2011.

•
EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, was $13.8 million for the first quarter of 2012, compared to $24.1 million for the comparable quarter in 2011.

•	Fleet utilization rate of 98.7%.

Subsequent Event:
•
As previously announced on November 17, 2011, Eagle Bulk shareholders granted authority for the Company's Board of Directors to effect a reverse stock split of the Company's common stock. Accordingly, Eagle Bulk today announced a 1 for 4 reverse stock split, expected to be effective on May 22, 2012. Eagle Bulk's common stock is expected to begin trading on NASDAQ on a split-adjusted basis when the market opens on May 23, 2012.

Sophocles N. Zoullas, Chairman and CEO, commented, “Eagle Bulk’s first quarter results reflect ongoing weakness in the dry bulk markets, which have been characterized by elevated vessel supply continuing to weigh heavily on otherwise stable trade growth.  In this environment, we are focused on three, key objectives: a flexible, opportunistic chartering strategy to capture market upside, a diversified cargo mix that stabilizes earnings, and operational excellence and efficiency.  Our success in these areas will, we believe, enable us to persevere through the current challenging market and capitalize when conditions normalize.”

Results of Operations for the three-month period ended March 31, 2012 and 2011

For the first quarter of 2012, the Company reported a net loss of $17,433,529 or $0.28 per share, based on a weighted average of 63,003,286 diluted shares outstanding. In the comparable first quarter of 2011, the Company reported net income of $5,810,281 or $0.09 per share, based on a weighted average of 62,560,436 diluted shares outstanding.

The Company’s revenues were earned from time and voyage charters. Gross time and voyage charter revenues in the quarter ended March 31, 2012 were $54,823,130, compared with $90,382,988 recorded in the comparable quarter in 2011. Gross revenues recorded in the quarters ended March 31, 2012 and 2011 include an amount of $1,228,764 and $1,294,519, respectively, relating to the non-cash amortization of fair value below contract value of time charters acquired. Brokerage commissions incurred on revenues earned in the quarter ended March 31, 2012 and 2011 were $2,206,730 and $3,690,213, respectively. Net revenues during the quarter ended March 31, 2012 and 2011, were $52,616,400 and $86,692,775, respectively.

Total operating expenses for the quarter ended March 31, 2012 were $60,118,356 compared with $82,274,862 recorded in the first quarter of 2011. The Company operated 45 vessels in the first quarter of 2012 compared with 40 vessels in the corresponding quarter in 2011. The decrease in operating expenses was primarily due to reduction in voyage expenses and charter hire expenses. General and administrative expenses include allowance for bad debt of $6,586,900 in the quarter ended March 31, 2011, related to amounts receivable from KLC, which has filed for protective receivership and have received South Korean court approval for rehabilitation, compared to allowance for bad debt of $3,438,145 in the quarter ended March 31, 2012.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, decreased to $13,813,999 for the first quarter of 2012, compared with $24,127,569 for the first quarter of 2011. (Please see below for a reconciliation of EBITDA to net income).

Legal Proceedings

We evaluated the KLC matter to make a determination as to the impact, if any, on our business, liquidity, results of operations, financial condition and cash flows, and recorded an initial allowance for bad debt in the first quarter of 2011 of $6,586,900, which was updated in the fourth quarter of 2011 to reflect the settlement on November 24, 2011. Accordingly, in the fourth quarter of 2011 we adjusted the allowance to $1,811,320, which reflects our recovery of $1,269,070 and write off of $3,506,510. As of March 31, 2012, KLC is not performing in accordance with the $17,000 per vessel per day shortfall arrangement. That revenue does not meet our revenue recognition policy and approximately $12.4 million is not included in our financial statements. We will recognize that revenue and any future revenue from KLC when collectability is assured.

Liquidity and Capital Resources

Net cash provided by operating activities during the three-month periods ended March 31, 2012 and 2011 was $2,653,413 and $13,792,518, respectively. The decrease was primarily due to lower rates on charter renewals offset by operation of a larger fleet.

Net cash provided by investing activities during the three-month period ended March 31, 2012 was $338,400, compared to net cash used in by investing activities of $42,865,432 during the corresponding three-month period ended March 31, 2011. Investing activities during the three-month period ended March 31, 2011 related primarily to making progress payments and incurring related vessel construction expenses for the newbuilding vessels.

Net cash used by financing activities during the three-month period ended March 31, 2012, was none, compared to $2,333,435 during the corresponding three-month period ended March 31, 2011.

As of March 31, 2012, our cash balance was $28,067,016, compared to a cash balance of $25,075,203 at December 31, 2011. Also recorded in Restricted Cash is an amount of $276,056, which is collateralizing letters of credit relating to our office leases.

At March 31, 2012, the Company's debt consisted of $1,129,478,741 in borrowings under the amended Revolving Credit Facility.

On August 4, 2009, the Company entered into a Third Amendatory Agreement to its revolving credit facility dated October 19, 2007. See the section in the Company’s 2011 Annual Report on Form 10-K filed with the SEC on March 15, 2012 entitled “Revolving Credit Facility” for a description of the facility and its amendments. The facility also provides us with the ability to borrow up to $20,000,000 for working capital purposes.

On September 26, 2011, we entered into the Sixth Amendment to the Third Amended and Restated Credit Agreement dated October 19, 2007; most of the provisions of which, unless amended, originally expired on April 30, 2012. On April 27, 2012, the Company and the Lenders extended the expiration date of the Sixth Amendment to May 31, 2012.  Among other provisions, the Sixth Amendment suspends the Company's compliance with the Minimum Adjusted Net Worth covenant until May 31, 2012 for the accounting periods ended March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011, and March 31, 2012, and suspended compliance with the Minimum Liquidity covenant until January 30, 2012. From January 31, 2012 until March 30, 2012, the Minimum Liquidity covenant was reduced to $500,000 multiplied by the number of vessels owned by the Company, from March 31 until April 29, 2012, the Company was required to maintain cash and cash equivalents in the amount of $27,000,000 and from April 30, 2012 until May 31, 2012, the Company is required to maintain cash and cash equivalents in the amount of $36,000,000. Until May 31, 2012, the calculation of the Minimum Liquidity covenant includes undrawn facility amounts as cash and cash equivalents. As of March 31, 2012 the undrawn amount under the facility was $21,875,735. The Sixth Amendment also requires the Company to obtain the Lenders' consent for additional vessel dispositions during the commercial framework period, and to make reasonable efforts to meet certain reporting requirements to the Lenders.  The Company was in compliance with all of the covenants related to this Sixth Amendment as of March 31, 2012 and expects to be in compliance with all covenants in effect through the expiration of the Sixth Amendment on May 31, 2012.

At the end of the commercial framework period we will provide to our Lenders with the compliance certificates for the deferred periods. As described in Note 4 to our consolidated financial statements in included in Item 1 to this Quarterly Report, on August 4, 2009, we entered into a third amendatory agreement to our revolving credit facility. Among other things, the third amendatory agreement reduced the facility to $1.2 billion and changed the applicable interest rate to 2.5% over LIBOR. In addition, among other changes, the third amendatory agreement amended the facility's net worth covenant from a market value to book value measurement with respect to the value of our fleet and reduced the facility's EBITDA to interest coverage ratio, with these changes to stay in effect until we were in compliance with the facility's original covenants for two consecutive accounting periods. Based on information which we provided in 2010 to the Lenders under the revolving credit facility, the agent for the Lenders notified us that according to its interpretation we were in compliance with the original covenants for the second and third quarters during 2010, and, therefore, our original collateral covenants have been reinstated. We disagree with the interpretation of the original covenant calculation being used by the agent and have advised the agent that we were not in compliance with the original covenants for these two consecutive quarters, and, therefore, the amended collateral covenants should remain in place. Under the agent's interpretation of the covenant, we were in compliance both with the original collateral covenants and the amended collateral covenants during the accounting period ended December 31, 2010. We have remained in compliance with the amended collateral covenants during the accounting periods ended March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011, and March 31, 2012, but would not have been in compliance with the covenants for these periods under the agent's interpretation of the original collateral covenants. We believe that our interpretation of the facility agreement's covenant calculation is correct, that the reinstatement of the original loan covenant has not occurred, and that we remain in compliance with all covenants in effect at March 31, 2012. However, if the agent's interpretation is determined to be correct, we would not be in compliance with the original covenants for the periods ending March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011, and March 31, 2012, which would constitute a default under the facility agreement and would result in the classification as current of the amounts due under the facility agreement and would lead to substantial doubt about our ability to continue as a going concern, if we are unable to agree on satisfactory alternative terms or obtain a waiver from the Lenders. We are in discussions with our Lenders as part of the Sixth Amendment to either amend the facility's amortization schedule or the covenants then in effect. Although there is no assurance that we will be successful in doing so, we continue to seek a satisfactory agreement with our lenders.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by generally accepted accounting principles in the United States and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

Our revolving credit facility permits us to pay dividends in amounts up to our cumulative free cash flows, which is our earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking. Therefore, we believe that this non-U.S. GAAP measure is important for our investors as it reflects our ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA:

	Three Months Ended
	March 31, 2012	March 31, 2011
Net loss	$(17,433,529)	$(5,810,281)
Interest Expense	10,960,910	11,336,479
Depreciation and Amortization	19,433,357	17,158,844
Amortization of fair value (below) and above market of time charter acquired	(1,228,764)	(1,294,519)
EBITDA	11,731,974	21,390,523
Adjustments for Exceptional Items:
Non-cash Compensation Expense (1)	2,082,025	2,737,046
Credit Agreement EBITDA	$13,813,999	$24,127,569

(1) Stock based compensation related to stock options and restricted stock units (see Notes to our financial statements).

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry docking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are amortized to expense on a straight-line basis over the period through the date the next drydocking for those vessels are scheduled to occur. Two vessels were drydocked in the three months ended March 31, 2012. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
June 30, 2012	22	$0.55 million
September 30, 2012	-	-
December 31, 2012	15	$0.35 million
March 31, 2013	22	$0.55 million
(1)    Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)    Actual costs will vary based on various factors, including where the drydockings are actually performed.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

EAGLE BULK SHIPPING INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended
	March 31, 2012	March 31, 2011

Revenues, net of commissions	$52,616,400	$86,692,775

Voyage expenses	7,017,793	15,821,512
Vessel expenses	22,442,062	19,473,399
Charter hire expenses	590,484	15,924,682
Depreciation and amortization	19,433,357	17,158,844
General and administrative expenses	10,634,660	13,896,425
Total operating expenses	60,118,356	82,274,862

Operating income (loss)	(7,501,956)	4,417,913

Interest expense	10,960,910	11,336,479
Interest income	(8,038)	(57,670)
Other income	(1,021,299)	(1,050,615)
Total other expense, net	9,931,573	10,228,194

Net loss	$(17,433,529)	$(5,810,281)
Weighted average shares outstanding :
Basic	63,003,286	62,560,436
Diluted	63,003,286	62,560,436
Per share amounts:
Basic net loss	$(0.28)	$(0.09)
Diluted net loss	$(0.28)	$(0.09)

	Three Months Ended
	March 31, 2011	March 31, 2010
Fleet Operating Data
Number of Owned Vessels in Operating fleet	45	40
Ownership Days	4,095	3,548
Chartered-in under operating lease Days	32	1,029
Available Days	4,094	4,556
Operating Days	4,041	4,511
Fleet Utilization	98.7%	99.0%

CONSOLIDATED BALANCE SHEETS

	March 31, 2012 (unaudited)	December 31, 2011
ASSETS:
Current assets:
Cash and cash equivalents	$28,067,016	$25,075,203
Accounts receivable, net	12,967,279	13,960,777
Prepaid expenses	3,404,559	3,969,905
Inventories	11,617,193	11,083,331
Investment	741,862	988,196
Fair value above contract value of time charters acquired	561,825	567,315
Fair value of derivative instruments	388,670	246,110
Total current assets	57,748,404	55,890,837
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $258,249,266 and $239,568,767, respectively	1,770,755,206	1,789,381,046
Other fixed assets, net of accumulated amortization of $373,099 and $324,691, respectively	558,414	605,519
Restricted cash	276,056	670,418
Deferred drydock costs	3,126,378	3,303,363
Deferred financing costs	10,631,288	11,766,779
Fair value above contract value of time charters acquired	2,903,898	3,041,496
Other assets	2,160,815	2,597,270
Total noncurrent assets	1,790,412,055	1,811,365,891
Total assets	$1,848,160,459	$1,867,256,728
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,504,362	$10,642,831
Accrued interest	2,235,525	2,815,665
Other accrued liabilities	12,725,220	11,822,582
Current portion of long-term debt	86,063,747	32,094,006
Deferred revenue and fair value below contract value of time charters acquired	5,587,047	5,966,698
Unearned charter hire revenue	3,593,868	5,779,928
Total current liabilities	120,709,769	69,121,710
Noncurrent liabilities:
Long-term debt	1,043,414,994	1,097,384,735
Deferred revenue and fair value below contract value of time charters acquired	15,971,715	17,088,464
Fair value of derivative instruments	8,045,786	9,486,116
Total noncurrent liabilities	1,067,432,495	1,123,959,315
Total liabilities	1,188,142,264	1,193,081,025
Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 63,003,286 shares issued and outstanding	630,033	630,033
Additional paid-in capital	747,555,194	745,473,169
Retained earnings (net of dividends declared of $262,118,388 as of March 31, 2012 and December 31, 2011, respectively)	(79,908,015)	(62,474,486)
Accumulated other comprehensive loss	(8,259,017)	(9,453,013)
Total stockholders' equity	660,018,195	674,175,703
Total liabilities and stockholders' equity	$1,848,160,459	$1,867,256,728

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	March 31, 2012	March 31, 2011
Cash flows from operating activities:
Net loss	$(17,433,529)	$(5,810,281)
Adjustments to reconcile net income to net cash provided by operating activities:
Items included in net income not affecting cash flows:
Depreciation	18,728,907	16,236,473
Amortization of deferred drydocking costs	704,450	922,371
Amortization of deferred financing costs	1,135,491	993,727
Amortization of fair value below contract value of time charter acquired	(1,228,764)	(1,294,519)
Unrealized gain from forward freight agreements, net	(142,560)	(423,087)
Allowance for accounts receivable	3,438,145	6,586,900
Non-cash compensation expense	2,082,025	2,737,046
Drydocking expenditures	(527,465)	(217,116)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,444,647)	(11,346,879)
Other assets	436,455	(628,658)
Prepaid expenses	565,346	(1,565,372)
Inventories	(533,862)	(2,152,397)
Accounts payable	(138,469)	2,929,975
Accrued interest	(580,140)	(1,262,367)
Accrued expenses	902,638	4,805,107
Deferred revenue	(124,548)	(13,408)
Unearned charter hire revenue	(2,186,060)	3,295,003
Net cash provided by operating activities	2,653,413	13,792,518

Cash flows from investing activities:
Vessels and vessel improvements and advances for vessel construction	(54,659)	(42,807,522)
Purchase of other fixed assets	(1,303)	(57,910)
Changes in restricted cash	394,362	—
Net cash provided by (used in) investing activities	338,400	(42,865,432)

Cash flows from financing activities:
Changes in restricted cash	—	(1,123,258)
Cash used to settle net share equity awards	—	(1,210,177)
Net cash used in financing activities	—	(2,333,435)

Net increase (decrease) in cash	2,991,813	(31,406,349)
Cash at beginning of period	25,075,203	129,121,680
Cash at end of period	$28,067,016	$97,715,331

We have employed all of our vessels in our operating fleet on time and voyage charters.  The following table represents certain information about our revenue earning charters with respect to our operating fleet as of March 31, 2012:

Vessel	Year Built	Dwt	Charter Expiration(1)	Daily Charter Hire Rate
Avocet (2)	2010	53,462	Jun 2012	Voyage(3)
Bittern (2)	2009	57,809	Jun 2012 to Sep 2012	$11,990(3)
Canary (2)	2009	57,809	Apr 2012	$7,750(3)
Cardinal	2004	55,362	Dec 2012 to Feb 2013	Index(4)
Condor	2001	50,296	May 2012	$9,750
Crane (2)	2010	57,809	Apr 2012	Voyage(3)
Crested Eagle	2009	55,989	Apr 2012	$7,250(3)
Crowned Eagle	2008	55,940	Aug 2012 to Oct 2012	$14,000
Egret Bulker	2010	57,809	Oct 2012 to Feb 2013	$17,650(5) (with 50% profit share over $20,000)
Falcon	2001	50,296	Mar 2012	Spot(3)
Gannet Bulker	2010	57,809	Jan 2013 to May 2013	$17,650(5) (with 50% profit share over $20,000)
Golden Eagle	2010	55,989	Apr 2012	$15,750
Goldeneye	2002	52,421	Oct 2012 to Jan 2013	Index(4)
Grebe Bulker	2010	57,809	Feb 2013 to Jun 2013	$17,650(5) (with 50% profit share over $20,000)
Harrier	2001	50,296	May 2012	$10,500(3)
Hawk I	2001	50,296	Apr 2012	$15,250(3)
Ibis Bulker	2010	57,775	Mar 2013 to Jul 2013	$17,650(5) (with 50% profit share over $20,000)
Imperial Eagle	2010	55,989	Nov 2012 to Feb 2013	Index(4)
Jaeger	2004	52,248	Nov 2012 to Jan 2013	Index(4)
Jay(2)	2010	57,802	Mar 2012	Spot(3)
Kestrel I	2004	50,326	Aug 2012 to Oct 2012	Index(4)
Kingfisher (2)	2010	57,776	Apr 2012	$10,000
Kite	1997	47,195	Apr 2012	$10,000
Kittiwake	2002	53,146	Mar 2012	Spot(3)
Martin(2)	2010	57,809	Jun 2012 to Sep 2012	$10,500(3)
Merlin	2001	50,296	Mar 2012	Spot(3)
Nighthawk(2)	2011	57,809	May 2012	$11,250(3)
Oriole(2)	2011	57,809	Jun 2012	Voyage(3)
Osprey I	2002	50,206	Jul 2012 to Oct 2012	$10,000(3)
Owl(2)	2011	50,809	Jun 2012	Voyage(3)
Peregrine	2001	50,913	Apr 2012	$13,000(3)
Petrel Bulker	2011	57,809	May 2014 to Sep 2014	$17,650(5) (with 50% profit share over $20,000)
Puffin Bulker	2011	57,809	May 2014 to Sep 2014	$17,650(5) (with 50% profit share over $20,000)
Redwing	2007	53,411	Apr 2012	$10,000(3)
Roadrunner Bulker	2011	57,809	Aug 2014 to Dec 2014	$17,650(5) (with 50% profit share over $20,000)
Sandpiper Bulker	2011	57,809	Aug 2014 to Dec 2014	$17,650(5) (with 50% profit share over $20,000)
Shrike	2003	53,343	Dec 2012 to Mar 2013	$11,300(3)
Skua	2003	53,350	May 2012 to Sep 2012	$10,500(3)
Sparrow	2000	48,225	May 2012 to Aug 2012	$10,000(3)
Stellar Eagle	2009	55,989	Apr 2012	$8,300
Tern	2003	50,200	Jul 2012 to Oct 2012	$10,000(3)
Thrasher (2)	2010	53,360	Jun 2012 to Aug 2012	$10,000(3)
Thrush	2011	53,297	Mar 2012	Spot(3)
Woodstar (2)	2008	53,390	Apr 2012	$6,000(3)
Wren (2)	2008	53,349	May 2012	$7,800(3)

________________________________________________
(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter. The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 0.625% to 5.00%, to third party ship brokers.

(2)
The charter rate does not include any shortfall between the vessels’ actual daily earnings and the $17,000 per day for which KLC is responsible. Revenue from KLC will be recognized when collectability is assured. In addition, through December 2015, we are entitled to100% of the profits on earnings between $17,000 to $21,000 per day and a 50% profit share on earnings above $17,000 per day from January 2016 to December 2018.

(3)	Upon conclusion of the previous charter. The vessel will commence a short-term charter for up to six months.

(4)	Index, an average of the trailing Baltic Supramax Index.

(5)	The charterer has an option to extend the charter by two periods of 11 to 13 months each.

Glossary of Terms:

Ownership days:  The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Chartered-in under operating lease days: The Company defines chartered-in under operating lease days as the aggregate number of days in a period during which the Company chartered-in vessels.

Available days:  The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days:  The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: The Company calculates fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at very high utilization rates.

TCE rates: The Company defines TCE rates as our voyage and time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Thursday May10th, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 800-295-3991 in the U.S., or 617-614-3924 outside of the U.S., and reference participant code 95950651. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until 11:59 PM ET on May 17, 2012. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 75459531.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500

     Investor Relations / Media:
     Jonathan Morgan
     Perry Street Communications, New York
     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.